Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2011 relating to the consolidated financial statements and financial statement schedule of AtriCure, Inc., appearing in the Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
July 1, 2011